Exhibit 10.10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of December 20, 2010 but shall be effective as of the Effective Date, between AH Merger Sub, Inc., a Delaware corporation (the “Company”), and Jaime A. Olmo-Rivas (the “Employee”). The Company and the Employee are sometimes hereinafter referred to individually as a “Party” and together as “Parties.”

WHEREAS, Employee has substantial business knowledge and expertise in the conduct of the Business (as defined in Section 14 below) and the Company desires to retain the knowledge, expertise and experience of the Employee to assist in the operations and management of the Company and its Subsidiaries (as defined in Section 14 below);

WHEREAS, Employee acknowledges that the Company and its Subsidiaries expend substantial resources establishing long term relationships with their Clients (as defined in Section 14 below) and the Employee has and will from time to time during the course of his employment continue to be exposed to such Clients, and prospective Clients or other business relations;

WHEREAS, Employee acknowledges that in return for Employee’s promises contained herein, including but not limited to those in Section 10 hereof, the Company will give Employee valuable Confidential Information (as defined in Section 6 below) including, but not limited to, the Company’s and its Subsidiaries’ methods of doing business, business plans and trade secrets;

WHEREAS, the Company desires that Employee not directly or indirectly compete with the Company and its Subsidiaries for a reasonable period of time because of the detrimental effect such competition would have on the business of the Company and its Subsidiaries; and

WHEREAS, the Employee is a party to the Exchange Agreement, dated as of the date hereof between the Parent and Employee (the “Exchange Agreement”);

WHEREAS, as a significant stockholder of American Surgical Holdings, Inc. (“ASHI”) the Employee will benefit from the completion of the transactions contemplated by the Agreement and Plan of Merger among the Company, Parent and ASHI dated as of the date hereof (the “Merger Agreement”);

WHEREAS, the execution and delivery of this Agreement by Employee is a condition precedent to the Parent’s obligations under the Exchange Agreement and Merger Agreement;

WHEREAS, upon consummation of the Merger, ASHI will succeed to all of the Company’s rights and obligations under this Agreement as the successor employer.

WHEREAS, capitalized terms used in this Agreement but not defined in the text thereof shall have the meanings specified in Section 14 below;

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Employment; Term. The Company will continue to employ Employee, and Employee hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date (as defined below) and unless sooner terminated as provided in Section 5 hereof, ending on the last day of the month following the month in which the second anniversary of the Effective Date occurs (the “Initial Term”). At the expiration of the Initial Term, this Agreement will automatically renew for one additional term of one (1) year (a “Renewal Term” and, together with the Initial Term, the “Employment Period”), unless notice of nonrenewal is given in writing by either Party hereto to the other Party at least ninety (90) days prior to the expiration of the Initial Term.

2. Position and Duties.

(a) Employee will serve as the Chief Operating Officer of the Company and will have the normal duties, responsibilities and authority of a Chief Operating Officer of a similarly sized company operating in its industry, as well as those reasonably assigned to him from time to time by the Board, subject to the power of the Board to expand or limit such duties, responsibilities and authority and to override Employee’s actions; provided, that notwithstanding the foregoing the Board may, after discussion with and subject to Employee’s consent, transition Employee to a senior advisory position within the Company other than that of a day-to-day operational executive with decreased duties and responsibilities and a different title (the “Transition”). In the event Company and Employee agree to a Transition, Employee’s compensation and employee benefits will not be decreased during the Employment Period unless otherwise agreed to by Company and the Employee.

(b) During the Employment Period, Employee will report to the Board and will devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries and to the performance of such duties as may be assigned to him from time to time by the Board. Employee will act in the best interest of the Company and its Subsidiaries and will not engage in any other business activity; provided, that Employee shall be permitted to (i) serve as a director of an organization or entity that does not compete with the Company; (ii) deliver lectures, write articles, or fulfill speaking engagements; or (iii) engage in charitable and community activities, in each case to the extent described on Exhibit A or approved by the Board, so long as such activities do not interfere with Employee’s obligations hereunder and in connection with such activities Employee does not violate any of the terms of this Agreement. Employee will perform his duties, responsibilities and functions on behalf of the Company and its Subsidiaries hereunder to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

3. Compensation.

(a) During the Employment Period, Employee’s base salary will be $386,250 per annum (as adjusted from time to time by the Board, the (“Base Salary”). The Base Salary will be paid by the Company to Employee in regular installments in accordance with the Company’s general payroll practices and may be increased annually in the sole discretion of the Board.

(b) In addition to the Base Salary, for each complete fiscal year during the Employment Period, Employee shall be eligible to earn a discretionary annual performance bonus (the “Annual Incentive Bonus”) of up to a maximum amount of one hundred percent (100%) of his then-applicable Base Salary. The fiscal year of the Company shall end on December 31. Except as provided in Sections 5(b) and 5(c), the Employee will only be paid an Annual Incentive Bonus for a fiscal year if the Employee is employed by the Company on the last day of such fiscal year. The Annual Incentive Bonus payable with respect to 2010, shall be prorated for the portion of the year from the Effective Date through December 31, 2010. The actual amount of the Annual Incentive Bonus for each fiscal year will be determined by the Board and will be based upon Employee and the Company meeting certain reasonable financial goals and targets established by the Board. The Company’s targets will be established during the annual budgeting cycle for the respective fiscal year, provided that the revenue target for fiscal year 2010 shall be $23,414,000 and the EBITDA target for fiscal year 2010 shall be $8,346,000 and the revenue target for fiscal year 2011 shall be $26,650,000 and the EBITDA target for fiscal year 2011 shall be $9,500,000. Any earned Annual Incentive Bonus will be paid no later than five (5) days after the completion of the independent financial audit for such year, but in no event later than 120 days following the end of the respective fiscal year. If the amount of the Annual Incentive Bonus paid is less than the maximum amount of such bonus, the bonus payment shall be accompanied by an explanation of the computation of the Annual Incentive Bonus.

(c) In addition to the Base Salary and any earned Annual Incentive Bonus, Employee shall be eligible to earn a bonus equal to 12.5% of (a) any EBITDA generated by the Company during Year 1 in excess of the Year 1 Base EBITDA, and (b) any EBITDA generated by the Company in Year 2 in excess of the Year 2 Base EBITDA (collectively, the “Business Development Bonus”) provided, however, that except as provided in Section 5(b) and Section 5(c) the Business Development Bonus related to Year 1 will only be payable to Employee if Employee is employed by the Company on the last day of Year 1 and the Business Development Bonus related to Year 2 will only be payable to Employee if Employee is employed by the Company on the last day of Year 2. For the purpose of calculating the Business Development Bonus, the Year 1 Base EBITDA shall be an amount equal to 115% of the stated EBITDA generated by the Company during the twelve calendar month period ending on the last day of the month in which the Effective Date occurs (the “Base EBITDA”), and the Year 2 Base EBITDA shall be an amount equal to 115% of the Year 1 Base EBITDA. For the purpose of calculating the foregoing, EBITDA will exclude (a) all transaction fees and monitoring fees payable by the Company to Great Point Partners, LLC or any of its Affiliates; and (b) any EBITDA generated from any business or assets subsequently acquired by the Company and its Subsidiaries (an “Acquired Business”) unless Employee is involved in the operation or management of such Acquired Business and the Board and the Employee mutually agree to include EBITDA from such Acquired Business in the calculation of EBITDA for purposes of calculating the Business Development Bonus, in which case (i) the EBITDA of such Acquired Business shall be included in Base EBITDA, and the Year 1 Base EBITDA and Year 2 Base EBITDA will be recalculated, (ii) the EBITDA generated from such Acquired Business following such acquisition shall be included in the Company’s EBITDA for purposes of calculating Employee’s Business Development Bonus, and (iii) in the case of any acquisition in which the Company or any of its Subsidiaries has agreed to pay an earnout to the seller of the Acquired Business, the EBITDA targets used to determine whether or not the earnout is paid to such seller that relate to any portion of the twelve month periods included in Year 1 and Year 2 will be added to the Year 1

Base EBITDA and Year 2 Base EBITDA, respectively. For the avoidance of doubt, for purposes of determining the Business Development Bonus, (x) a “business or assets subsequently acquired by the Company or any of its Subsidiaries” shall mean the acquisition by the Company or any of its Subsidiaries of the stock or assets of an unaffiliated entity, and (y) a transaction in which the Company only assumes the customer contracts and personnel of a surgical assistant practice and employs the surgical assistants working for such practice, but does not acquire any other assets, pay any amounts to third parties or assume any existing liabilities (other than future performance obligations under such contracts) in connection with such transaction, shall not be considered an Acquired Business. Any earned Business Development Bonus will be paid ninety (90) days after the end of such Measurement Period.

(d) If Employee disputes the Company’s calculation of the Business Development Bonus, Employee shall provide the Company with written notice of such dispute (the “Dispute Notice”) within forty-five (45) days of payment of such bonus by the Company, which notice shall set forth in reasonable detail the basis for such dispute and Employee’s calculation of the Company’s EBITDA and the Business Development Bonus. Employee and the Company shall use reasonable efforts to resolve the dispute with respect to the calculation of the Business Development Bonus within 30 days following the receipt by the Company of the Dispute Notice. If Employee and the Company are unable to resolve such dispute within such 30 day period, Employee and the Company shall promptly submit such dispute to BDO Seidman (the “Independent Accountant”) for resolution. The Independent Accountant shall determine any disputed items and calculate the Business Development Bonus within 30 days after such submission, and shall deliver to Employee and the Company in writing such calculation in reasonable detail as promptly as possible thereafter. The decision of the Independent Accountant shall be final and binding on the parties and the cost and expense of such Independent Accountant shall be borne by either Employee or the Company, whichever party’s calculation of the Business Development Bonus as submitted to the Independent Accountant was farther from the final decision of such Independent Accountant.

(e) If the Company elects not to renew this Agreement pursuant to Section 1, then for the fiscal year in which such nonrenewal occurs the Company will pay Employee an Annual Incentive Bonus equal to the Annual Incentive Bonus that would have been paid to Employee pursuant to Section 5(c) if the Company had terminated the Employee without Cause on the date this Agreement terminates.

(f) All amounts payable to Employee hereunder will be subject to all required withholding by the Company.

(g) Within 30 days after the Effective Date, Employee will be granted an option to acquire a number of shares of Voting Common Stock of the Parent equal to 1.75% of the number of fully diluted outstanding shares of capital stock of the Parent on such date. Fifty percent (50%) of the options will vest when the Company achieves EBITDA during a period of twelve (12) consecutive calendar months equal to Fifteen Million Dollars ($15,000,000), so long as such achievement occurs within thirty-six (36) months of the Effective Date and the remaining fifty percent (50%) of the options will vest when the Company achieves EBITDA during a period of twelve (12) consecutive calendar months equal to Seventeen Million Five Hundred Thousand Dollars ($17,500,000), so long as such achievement occurs within forty-eight (48)

months of the Effective Date. The Options will be issued pursuant to, and subject to the terms of, a Non-Qualified Stock Option Plan to be developed and approved by the Board. For the purpose of this Section 3(g), EBITDA will exclude (a) all transaction fees and monitoring fees payable by the Company to Great Point Partners, LLC or any of its Affiliates; and (b) any EBITDA generated from any Acquired Business.

4. Benefits. In addition to the compensation provided for in Section 3 above, Employee will be entitled to the following benefits during the Employment Period:

(a) Employee will be entitled to participate in the Company’s health and welfare benefit programs and vacation and other benefit programs for which other employees of the Company are generally eligible, subject to any eligibility requirements of such plans and programs. Employee will be entitled to twenty (20) days of paid vacation and twenty (20) days of paid sick leave for each complete fiscal year during the Employment Period and to carry over from year-to-year up to a maximum of thirty (30) days of unused vacation and thirty (30) days of unused sick leave each fiscal year. For any fiscal year in which Employee is employed for less than the full year, for any reason whatsoever, upon termination of employment Employee shall receive payment for any vacation which was accrued during such fiscal year and not used, which shall be calculated based on the number of days Employee was employed by the Company during the year in which such termination occurred. As of January 1, 2010, Employee had 30 days of vacation accrued and 30 days sick leave accrued (collectively, the “Prior Year Accrued Days”) which, in each case, may be used by Employee for additional vacation or sick days, provided that Employee agrees that upon termination of employment Employee shall not be paid for the Prior Year Accrued Days. The Company agrees that unless the Employee otherwise agrees, the benefit plans in which Employee is eligible to participate will be, in the aggregate, substantially similar to the benefits listed on Exhibit B attached hereto and hereby incorporated by reference into this Agreement. So long as Employee chooses to enroll in an individual healthcare insurance plan (that covers Employee and his eligible dependents) similar to the plan Employee is enrolled in on the date hereof, the Company will continue to reimburse the Employee for the monthly premiums for such plan.

(b) The Company will reimburse Employee for all reasonable expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses (including the travel reimbursement policies described on Exhibit B), subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(c) In addition, the Company will maintain at least Five Million Dollars ($5,000,000) of directors and officers insurance and will ensure that Employee is covered as an officer under such policy.

(d) In addition, the Company shall reimburse Employee for the professional dues described on Exhibit B and also for such other licenses, memberships and attendance at professional meetings and seminars, in each case, which are approved in advance by the Board.

5. Termination.

(a) Notwithstanding Section 1 of this Agreement, Employee’s employment with the Company and the Employment Period will end on the earlier of (i) Employee’s death or mental or physical disability or incapacity (as determined by a physician selected by the Company, that is reasonably acceptable to Employee or Employee’s legal representative, in its good faith judgment), (ii) the Employee’s resignation or (iii) termination by the Company at any time with or without Cause (as defined below). Except as otherwise provided herein, any termination of the Employment Period by the Company or by Employee will be effective as specified in a written notice from the terminating Party to the other Party.

(b) If the Employment Period is terminated by the Company with Cause or if the Employee resigns for any reason other than Good Reason, then the Employee will only be entitled to receive his Base Salary, through such date of termination or resignation and will not thereafter be entitled to any other salary, bonus, severance, compensation or benefits from the Company or any of its Subsidiaries or their benefit plans, other than vested retirement benefits or insurance continuation rights expressly required under applicable law (such as the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If the Employment Period is terminated pursuant to Section 5(a)(i) above, the Employee (or in the case of Employee’s death, Employee’s beneficiary and/or estate) will be entitled to receive his Base Salary through the date of termination and, if such termination occurs after March 31 of such year, then within 30 days after such termination the Company shall pay Employee (or his estate) a pro-rated Annual Incentive Bonus for the year in which the termination occurs, plus, if such termination occurs during the two year period following the Effective Date, a pro-rated Business Development Bonus for the applicable Measurement Period in which the termination occurs, in each case, based on (i) the portion of such fiscal year (or Measurement Period in the case of the Business Development Bonus) that Employee was employed and (ii) the results of the Company during the period prior to such termination. For example, if the Employee was employed for 4 months in a Measurement Period prior to his death or disability, then for purposes of the Business Development Bonus the EBITDA generated by the Company prior to such termination would be annualized, the Company would determine the amount of the bonus payable pursuant to such annualized EBITDA and the employee would be paid the pro rated amount (i.e., 1/3) of such Business Development Bonus. A similar calculation would be used to determine if Employee or his estate were entitled to any portion of the Annual Incentive Bonus.

Employee will not thereafter be entitled to any other salary, bonus, severance, compensation or benefits from the Company or any of its Subsidiaries or their benefit plans, other than vested retirement benefits, options or insurance continuation rights expressly required under applicable law (such as the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

(c) If (i) the Employee’s employment with the Company is terminated during the Employment Period by the Company without Cause or by the Employee with Good Reason, and, in either case, (ii) Employee executes a general release (the “Release”) in favor of the Company, its Subsidiaries and their affiliates in form and substance satisfactory to the Company and such release becomes effective and is not revoked or rescinded, and (iii) the Employee complies with the terms of this Agreement and the Release, the Employee will be entitled to receive (a) his Base Salary (at the rate then in effect) for a period equal to either twelve (12) months after the date of termination or the remainder of the Initial Term under this Agreement, whichever is greater (the “Severance Period”), and (b) a pro rata portion of his Annual Incentive Bonus and Business Development Bonus for the year in which the termination occurs, based on the period of months Employee was employed by the Company during such fiscal year (or, in the case of the Business Development Bonus, the portion of the Measurement Period). If Employee has been employed at least three months during such fiscal year (or during the Measurement Period in the case of the Business Development Bonus) then the amount of the bonus (prior to the pro ration based on the time Employee was employed) shall be calculated on the basis of annualizing the Company’s performance during the period Employee was employed by the Company. If Employee was not employed at least three months during such fiscal year (or during the Measurement Period in the case of the Business Development Bonus) then the amount of the bonus (prior to the pro ration based on the time Employee was employed) shall be determined after completion of the fiscal year (or the Measurement Period in the case of the Business Development Bonus) based on the Company’s actual performance during such period. The severance payments payable to Employee pursuant to this Section 5(c) will be paid at the time and in the manner set forth in Section 3 hereof. Notwithstanding the foregoing, if the Company is a “public company” within the meaning of Internal Revenue Code Section 409A, any amounts payable to the Employee during the first six months and one day following the date of termination pursuant to this Section 5(c) will be deferred until the date which is six months and one day following such termination, and if such payments are required to be so deferred the first payment will be in an amount equal to the total amount to which the Employee would otherwise have been entitled during the period following the date of termination of employment if deferral had not been required.

(d) Except as otherwise expressly provided herein, all of the Employee’s rights to salary, bonus, fringe benefits, severance and other compensation hereunder or under any policy or program or benefit plans of the Company or any of its Subsidiaries which might otherwise accrue or become payable on or after the termination of the Employment Period will cease upon such termination other than vested retirement benefits, vested options (subject to the terms of the applicable option and option plan), or insurance continuation rights those expressly required under applicable law (such as COBRA).

(e) For purposes of this Agreement, “Cause” will mean (i) the conviction of Employee for a felony or other crime involving moral turpitude or the Employee engages in any other act or omission involving misappropriation, dishonesty, unethical business conduct, disloyalty, fraud or breach of fiduciary duty, (ii) reporting to work under the influence of alcohol, (iii) the use of illegal drugs (whether or not at the workplace) or other conduct, even if not in conjunction with his duties hereunder, which could reasonably be expected to, or which does, cause the Company or any of its Subsidiaries public disgrace, disrepute or economic harm, (iv) repeated failure to perform duties as reasonably directed by the Board, (v) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries or in the performance of Employee’s duties hereunder, (vi) obtaining any personal profit not thoroughly disclosed to and approved by the Board in connection with any transaction entered into by, or on behalf of, or in relation to the Company or any of its Subsidiaries, (vii) violating any of the terms of the Company’s or any of its Subsidiaries established rules or policies which, if curable, is not cured to the Board’s reasonable satisfaction within thirty (30) days after written notice thereof to

Employee, (viii) misrepresenting or intentionally failing to disclose a material fact to Parent or any of its affiliates in connection with their due diligence investigation of ASHI or any of its Subsidiaries or its business, assets, liabilities or prospects, or (ix) any other material breach of this Agreement or any other agreement between the Employee and the Company which, if curable, is not cured to the Board’s reasonable satisfaction within thirty (30) days after written notice thereof to the Employee. In addition, if the Company in good faith believes that Employee has committed a felony or other crime involving moral turpitude then the Company shall be permitted to suspend employee. For the first three (3) months of such suspension the Company shall continue to pay Employee his Base Salary. After such three (3) month period for so long as Employee is suspended the Company shall deposit Employee’s Base Salary in escrow. If Employee is thereafter convicted of such crime then if the Company terminates Employee in connection with such matter, such termination shall be considered for “Cause” as of the first day of such suspension and all amounts previously deposited in escrow shall be retained by the Company. If Employee is thereafter acquitted of such crime then all amounts previously deposited in escrow, plus interest on such amount at the rate of two and one-half percent (2-1/2%) per annum, shall be paid to Employee.

(f) For purposes of this Agreement, “Good Reason” will mean (i) Employee is assigned duties materially inconsistent with those contemplated by Section 2(a) (including the proviso in Section 2(a)) of this Agreement, provided that any such assignment of duties or demotion (x) shall only constitute “Good Reason” during the ninety (90) day period following the date of such assignment or demotion (after which it shall be deemed waived by Employee if prior thereto Employee has not exercised his right to resign for “Good Reason”), (y) shall only constitute “Good Reason” if Employee gives written notice to the Company of his intent to terminate this Agreement and the Company fails to remedy the same within thirty (30) days after such notice and (z) shall not constitute “Good Reason” when it is an isolated action not taken in bad faith, or (ii) any material breach of this Agreement by the Company, which breach is not cured within ten (10) business days following written notice to the Company of such breach, or (iii) the Company requiring Employee, without Employee’s prior consent, to be permanently based at any office located more than thirty (30) miles from the Company’s office at which Employee is based as of the date of this Agreement, excluding short term travel reasonably required in the performance of Employee’s duties hereunder.

6. Confidential Information.

(a) Employee recognizes and acknowledges that the continued success of Parent and the Company and its Subsidiaries depends upon the use and protection of a large body of confidential and proprietary information and that in return for the promises of Employee set forth in Section 10 hereof, Employee will be given access to certain Confidential Information of Parent, the Company, its Subsidiaries and affiliates and Persons with which Parent, the Company, and its Subsidiaries do business, and that such Confidential Information constitutes valuable, special and unique property of Parent, the Company, its Subsidiaries and such other Persons. “Confidential Information” will be interpreted to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to Parent, the Company, its Subsidiaries, or any of their affiliates’ (including their predecessors) current or potential business and (ii) not generally or publicly known. Confidential Information includes, without limitation, the information, observations and data obtained by Employee while employed by the Company or its Subsidiaries (or any of their predecessors) concerning the business or affairs of the Company, its Subsidiaries, or any of their Clients’ affiliates, including information concerning acquisition opportunities in or reasonably related to Parent’s, the Company’s or its Subsidiaries’ or their affiliates’ business or industry, the identities of the current, former or prospective employees, suppliers and Clients, development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, financial and business plans, financial data, pricing information, employee lists and telephone numbers, locations of sales representatives, new and existing Client or supplier programs and services, Client terms, Client service and integration processes, requirements and costs of providing service, support and equipment. Employee agrees that he will use the Confidential Information only as necessary and only in connection with the performance of his duties hereunder. Employee agrees that he will not disclose to any unauthorized Person or use for his own or any other purposes (except as described in the immediately preceding sentence) any Confidential Information without the prior written consent of the Board, unless and to the extent that (a) the Confidential Information becomes generally known to and available for use by the public other than as a result of Employee’s acts or omissions or (b) Employee is ordered by a court of competent jurisdiction to disclose Confidential Information, provided that in such circumstance Employee must (i) provide prompt written notice of such order to the Company and (ii) cooperate with the Company to contest, object to or limit such a request and, in any case when revealing, or objecting to the disclosure of, such Confidential Information to such court.

(b) Employee understands that Parent, the Company, its Subsidiaries and their affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Parent, the Company, its Subsidiaries and their affiliates to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the foregoing provisions of this Section 6, Employee will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of the Company and affiliates who need to know such information in connection with their work for the Company or its affiliates) or use Third Party Information unless expressly authorized by such third party or by the Board.

(c) During the Employment Period, Employee will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other person or entity to whom the Employee has an obligation of confidentiality, and will not bring onto the premises of Parent, the Company, any of its Subsidiaries or any of their affiliates any unpublished documents or any property belonging to any former employer or any other person or entity to whom the Employee has an obligation of confidentiality unless consented to in writing by the former employer or such other person or entity. The Employee will use in the performance of his duties only information which is (i) generally known and used by persons with training and experience comparable to the Employee’s and which is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) is otherwise provided or developed by the Company or any of its Subsidiaries or (iii) in the case of materials, property or information belonging to any former employer or other person or entity to whom the Employee has an obligation of confidentiality, approved for such use in writing by such former employer or other Person.

7. Indemnification. The Company will indemnify (and advance the costs of defense of) and hold harmless the Employee to the fullest extent permitted by the laws of the state in which the Company is incorporated, as in effect at the time of the subject act or omission, or by the Certificate of Incorporation and Bylaws of the Company, as in effect at such time or on the date of this Agreement, whichever affords greater protection to the Employee, and the Employee shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its executive officers, against all judgments, damages, liabilities, costs, charges and expenses whatsoever incurred or sustained by him resulting from any action, suit or proceeding to which he may be made a party by reason of his being or having been an officer or director of the Company or any of its subsidiaries except that the Company shall have no obligation to indemnify Employee for liabilities (or expenses) relating to conduct of the Employee constituting gross negligence or willful misconduct. If a court of competent jurisdiction determines that Employee’s actions constituted gross negligence or willful misconduct, Employee will promptly pay to the Company all amounts previously paid to or on behalf of Employee pursuant to this Section 7. The Indemnification Agreement between ASHI and the Employee entered into prior to the Effective Date shall be deemed to be a part of this Agreement and is incorporated by reference hereby and may not be amended, revised or terminated except pursuant to the terms of this Agreement.

8. Return of Corporate Property. Employee acknowledges and agrees that all notes, records, reports, sketches, plans, unpublished memoranda or other documents, whether in paper, electronic or other form (and all copies thereof), held by the Employee concerning any information relating to the business of the Company or any of its Subsidiaries, whether confidential or not, are the property of the Company and its Subsidiaries. Employee will deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may request, all equipment, files, property, memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and all electronic, paper or other copies thereof) belonging to the Company or any of its Subsidiaries which includes, but is not limited to, any materials that contain, embody or relate to the Confidential Information, Work Product (as defined in Section 9 below) or the business of the Company or any of its Subsidiaries, which he may then possess or have under his control. Employee will take any and all actions reasonably deemed necessary or appropriate by the Company from time to time in its sole discretion to ensure the continued confidentiality and protection of the Confidential Information. Employee will notify the Company promptly and in writing of any circumstances of which the Employee has knowledge relating to any disclosure, or possession or use of any Confidential Information (a) by any Person other than those authorized by the terms of this Agreement or (b) by an authorized person in an unauthorized manner.

9. Intellectual Property Rights. Employee acknowledges and agrees that all inventions, technology, processes, innovations, ideas, improvements, developments, methods, designs, analyses, trademarks, service marks, and other indicia of origin, writings, audiovisual works, concepts, drawings, reports and all similar, related, or derivative information or works (whether or not patentable or subject to copyright), including but not limited to all patents, copyrights, copyright registrations, trademarks, and trademark registrations in and to any of the foregoing, along with the right to practice, employ, exploit, use, develop, reproduce, copy, distribute copies, publish, license, or create works derivative of any of the foregoing, and the right to choose not to do or permit any of the aforementioned actions (collectively, the

“Intellectual Property”), which relate to the business of providing professional surgical assistant services to patients, surgeons or healthcare institutions and which are conceived, developed or made by the Employee in the course of employment while employed by the Company or any of its Subsidiaries (including while employed by ASHI or its Subsidiaries prior to the Effective Date) (collectively, the “Work Product”) belong to the Company. For the absence of doubt, Work Product shall not include any Intellectual Property that is owned by the Employee (directly or through an entity in which the Employee owns an interest) but that was not conceived, developed or made by the Employee in the course of employment while employed by the Company or any of its Subsidiaries (including while employed by ASHI or its Subsidiaries prior to the Effective Date). All Work Product created by Employee while employed by the Company, its Subsidiaries or any of their predecessors will be considered “work made for hire,” and as such, the Company is the sole owner of all rights, title, and interests therein. All other rights to any new Work Product and all rights to any existing Work Product, including but not limited to all of Employee’s rights to any copyrights or copyright registrations related thereto, are conveyed, assigned and transferred to the Company pursuant to this Agreement. Employee will promptly disclose and deliver such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company(whether during or after the Employment Period) to establish, confirm and protect such ownership (including, without limitation, the execution of assignments, copyright registrations, consents, licenses, powers of attorney and other instruments). All Work Product made within six months after expiration termination of Employee’s employment with the Company or any of its Subsidiaries will be presumed to have been conceived during Employee’s employment with the Company, unless Employee can prove conclusively that it was created after such termination.

10. Non-Compete, Non-Solicitation.

(a) In further consideration of the compensation to be paid to Employee hereunder, the Confidential Information to be provided to Employee hereunder, the other obligations owed by the Company to the Employee under this Agreement, and the benefits to be received by Employee pursuant to the Merger Agreement and the Exchange Agreement; (x) Employee acknowledges that, in the course of his employment with the Company and its Subsidiaries (and its predecessors), he has, and will continue to, become familiar with the Company’s and its Subsidiaries’ trade secrets, methods of doing business, business plans and other valuable Confidential Information concerning the Company and its Subsidiaries and their Clients and suppliers and that his services have been and will be of special, unique and extraordinary value to the Company and its Subsidiaries and (y) Employee agrees that, so long as Employee is employed by the Company or any subsidiary thereof, and continuing for two (2) years thereafter (the “Restricted Period”), Employee will not directly or indirectly, anywhere in the Applicable Area (whether on his own account, or as an employee, consultant, agent, partner, manager, joint venturer, owner, operator or officer of any other Person, or in any other capacity):

(i) act in a capacity, or provide services, similar to those that Employee acted in or provided for the Company or any of its Subsidiaries, for any business that is the same as the Business;

(ii) act in a capacity, or provide services, similar to those that Employee acted in or provided for the Company or any of its Subsidiaries, for any business that directly or indirectly competes with the Business;

(iii) act in a capacity, or provide services, similar to those that Employee acted in or provided for the Company of any of its Subsidiaries, for any business that directly or indirectly competes with any other business conducted by the Company or any of its affiliates during the Employment Period;

(iv) supervise, manage or oversee others engaging in any of the activities described above;

(v) act in a capacity or provide services in which it is likely that Employee will disclose or use the Company’s Confidential Information;

(vi) engage in the Business or manage, control, participate in, provide financing to, consult with, or render services for, any other Person that engages in the Business;

(vii) otherwise engage in any business, venture or activity that is competitive with the Business; or

(viii) own any interest in, consult with, render services to or otherwise assist any Person that does any of the foregoing.

Nothing herein will (i) prohibit the Employee from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Employee has no active participation in the business of such corporation; or (ii) prohibit the Employee from performing services solely as a surgical assistant to those surgeons that request the Employee to serve (so long as Employee does not engage in any of the other activities prohibited by this Agreement). In addition, if Employee desires to engage in an activity that Employee believes may breach this Section 10(a) Employee shall provide to the Board a written description of such activity and the circumstances under which such activities will be performed. Employee shall not be in breach of this Section 10(a) if, after reviewing such information, the Board of Directors, in its sole discretion, approves such activity in writing (“Permitted Activities”), provided that if the type or scope of such activities (or the circumstances under which such activities are performed) change or are different from the type or scope of such activities approved in writing by the Board then such activities will no longer be Permitted Activities unless the Board of Directors again approves such activities in writing.

(b) During the Restricted Period, Employee will not, directly or indirectly, in any manner (whether on his own account, as an owner, operator, officer, director, partner, manager, employee, agent, contractor, consultant or otherwise): (i) hire or engage, or recruit, solicit or otherwise attempt to employ or retain or enter into any business relationship with, any individual who is or was an employee of or consultant to the Company or any of its Subsidiaries, (ii) induce or attempt to induce any current or former employee of, or consultant to, the Company or any of its Subsidiaries, to leave the employ of the Company or any of its Subsidiaries, or in any way interfere with the relationship between the Company or any of its Subsidiaries and their employees or consultants, (iii) recommend the hiring of, or provide a reference for any person who was an employee of or consultant to the Company or any of its Subsidiaries (provided, however that Employee may hire former employees and consultants to the Company and Subsidiaries after such former employees or consultants have ceased to be employed or otherwise engaged by the Company or any of its Subsidiaries for a period of at least eighteen (18) months).

(c) During the Restricted Period, the Employee will not, directly or indirectly, in any manner (whether for his own account, as an owner, operator, officer, director, partner, manager, employee, agent, contractor, consultant or otherwise): (i) call on, solicit or service any Client with the intent of selling or attempting to sell any service or product similar to those offered by the Business, or (ii) in any way interfere with the relationship between the Company or any of its Subsidiaries and any Client, supplier, licensee or other business relation (or any prospective Client, supplier, licensee, healthcare provider network or other business relation) of the Company or any of its Subsidiaries (including, without limitation, by making any negative or disparaging statements or communications regarding the Company, or any of its Subsidiaries or any of its operations, officers, directors or investors).

(d) Employee acknowledges and agrees that the restrictions contained in this Section 10 with respect to time, geographical area, and scope of activity are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company and that Employee has had the opportunity to review the provisions of this Agreement with his legal counsel. In particular, Employee agrees and acknowledges that the Company is currently engaging in business and actively marketing its services and products throughout the Applicable Area, the Company expends significant time and effort developing and protecting the confidentiality of its methods of doing business, technology, Client lists, long term Client relationships and trade secrets and such methods, technology, Client lists, Client relationships and trade secrets have significant value. However, if, at the time of enforcement of this Section 10, a court holds that the duration, geographical area or scope of activity restrictions stated herein are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the goodwill and other business interests of the Company, the Parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law, in all cases giving effect to the intent of the parties that the restrictions contained herein be given effect to the broadest extent possible. The existence of any claim or cause of action by Employee against the Company or any of its affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of the provisions of Sections 6, 8, 9 or this Section 10, which Sections will be enforceable notwithstanding the existence of any breach by the Company. Notwithstanding the foregoing, Employee will not be prohibited from pursuing such claims or causes of action against the Company. Employee consents to the Company notifying any future employer of Employee of Employee’s obligations under Section 6, 8, 9 and this Section 10 of this Agreement.

(e) In the event of the breach or a threatened breach by Employee of any of the provisions of Section 6, 8, 9 or this Section 10, the Company or any of its Subsidiaries, in addition and supplementary to any other rights and remedies existing in its favor, will be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by the Employee of this Section 10, the Restricted Period will be tolled until such breach or violation has been duly cured.

(f) If either party (i) brings any action or proceeding to enforce any provision of this Agreement or to obtain damages as a result of a breach of this Agreement or to enjoin any breach of this Agreement and (ii) prevails in such action or proceeding, then the non-prevailing party will, in addition to any other rights and remedies available to the prevailing party, reimburse the prevailing party for any and all reasonable costs and expenses (including attorneys’ fees) incurred by the prevailing party in connection with such action or proceeding.

11. Employee As Surgical Assistant. The Company acknowledges that it is aware of, and agrees to, the fact that the Employee is required to assist in a minimum number of surgical procedures per calendar year in order to maintain eligibility for continued licensing and certification as a Licensed and Certified Surgical Assistant by national and state licensing and certifying bodies and to maintain clinical privileges at the facilities at which such services are performed. The Company agrees that the Employee’s provision of surgical assistance services in these cases and taking such actions as may be required to maintain such privileges shall not and will not be considered by the Company to be a violation by the Employee of any of the terms of this Agreement. The Employee agrees that any potential revenue from such cases shall be treated by the Employee as property of the Company, and Employee agrees to promptly forward the paperwork for such cases to the Company for billing purposes. This provision shall apply only during the Employment Period.

12. Employee’s Representations. Employee hereby represents and warrants to the Company that (i) he has entered into this Agreement of his own free will for no consideration other than as referred to herein, (ii) the execution, delivery and performance of this Agreement by the Employee does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which Employee is bound, (iii) Employee is not a party to or bound by any employment, non-competition, confidentiality or other similar agreement with any other Person and (iv) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of Employee, enforceable in accordance with its terms. The Employee hereby acknowledges and represents that Employee has had the opportunity to consult with independent legal counsel regarding Employee’s rights and obligations under this Agreement and that the Employee fully understands the terms and conditions contained herein.

13. Definitions.

“Applicable Area” means (a) the states of Texas and Oklahoma and within twenty-five (25) miles of any city in which the Company or any of its Subsidiaries is engaged in Business, but if such area is determined by judicial action to be too broad, then it means (b) within twenty-five (25) miles of any city in which the Company or any of its Subsidiaries does business, but if such area is determined by judicial action to be too broad, then it means (c) within those cities in which the Company or any of its Subsidiaries is engaged in Business.

“Board” means the Board of Directors of the Company or Parent.

“Business” means directly or indirectly engaging in (a) the business of providing professional surgical assistant services to patients, surgeons or healthcare institutions, and (b) the business of selling or providing any related products or services that are sold or provided by the Company or any of its Subsidiaries during the Employment Period.

“Client” means any Person (including, without limitation, any hospital or health care provider network):

(a) with which the Company or any of its Subsidiaries has contracted or by which it has been engaged to provide surgical assistant services during the twelve (12) months prior to the date of termination of Employee’s employment; or

(b) which was called upon or solicited by the Company or any of its Subsidiaries (or its predecessors) during such twelve (12) month period if Employee had direct or indirect contact with such Person as an employee of the Company or learned or became aware of such Person during his employment with the Company or any of its Subsidiaries.

“Closing” means the closing date of the transactions contemplated by the Merger Agreement.

“EBITDA” means, for the relevant time period, the amount equal to the sum of (a) Net Income during such period, plus (b) to the extent (but only to the extent) deducted in determining such Net Income, without duplication, (i) all interest expense for such period, (ii) all charges against Net Income for such period for federal, state and local income Taxes, (iii) all depreciation expenses for such period, (iv) all amortization expenses for such period, minus (c) to the extent (but only to the extent) added in determining such Net Income (i) all interest income during such period, and (ii) the amount of any Annual Incentive Bonus payable to Employee or any other employee related to such period. EBITDA will be calculated using the same assumptions and adjustments (to the extent applicable) and the same guidance used to calculate the stated EBITDA of the Company ($7.12 million) for the year ended December 31, 2009 pursuant to the Purchaser’s Quality of Earnings analysis.

“Effective Date” means the Closing Date as defined in the Merger Agreement.

“Measurement Period” means each of Year 1 and Year 2.

“Net Income” shall mean, for each Measurement Period, net earnings (or net loss) of the Company and its Subsidiaries on a consolidated basis for such Measurement Period, but excluding (without duplication) (a) any gains or losses from the collection of the proceeds of any insurance policies or settlements during such Measurement Period, (b) any restoration to income of any reserve, except to the extent such reserve was recorded during such Measurement Period, (c) any income or gain or loss during such Measurement Period from any prior period adjustments resulting from any change in accounting principles in accordance with GAAP, or any discontinued operations or disposition thereof, and (d) any gains or losses resulting from the retirement or extinguishment of debt or the acquisition of any securities.

“Parent” means AH Holdings, Inc., a Delaware corporation.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability Company or partnership, proprietorship, other business organization, trust, union, association or governmental or regulatory entities, department, agency or authority.

“Subsidiaries” means any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company or Parent or any corporation or other entity of which the Company or Parent or one of their Subsidiaries serves as the managing member or in a similar capacity, in each case either directly or through one or more Subsidiaries.

“Year 1” means the period of twelve complete calendar months starting on the first day of the month following the month in which the Effective Date occurs.

“Year 2” means the twelve complete calendar months immediately following Year 1 (i.e., months 13 through 24).

14. Survival. Sections 5 through 30 will survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

15. Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, sent by reputable overnight courier service, sent by facsimile (with hard copy to follow by regular mail) or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to the Employee:

Jaime A. Olmo Rivas

10039 Bissonnet Street, Suite 250

Houston, TX 77036-7852

Telephone: (713) 598-1919

Facsimile: (713) 779-9862

with copies to (which will not constitute notice to the Employee):

Broad and Cassel

One North Clematis Street

Suite 500

West Palm Beach, Florida 33401

Attn: Kathleen L. Deutsch

Facsimile: (561) 650-1130

Notices to the Company;

American Surgical Holdings, Inc.

c/o Great Point Partners, LLC

165 Mason Street, 3rd Floor

Greenwich, Connecticut 06830

Attn: Adam Dolder

Fax: (203) 971-3320

with copies to (which will not constitute notice to the Company ):

McDermott Will & Emery LLP

227 West Monroe St.

Suite 4400

Chicago, IL 60606

Attn: Brooks B. Gruemmer

Facsimile: (312) 984-7700

or such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

16. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any action in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

17. Complete Agreement. This Agreement embodies the complete agreement and understanding among the Parties and supersedes and preempts any prior understandings, agreements or representations by or among the Parties or any of their Subsidiaries, written or oral, which may have related to the subject matter hereof in any way. Employee acknowledges and agrees that this Agreement supersedes and preempts any other agreements between ASHI, the Company or any of their Subsidiaries and Employee or any other entities that Employee owns an interest in or is an officer or director of, including but not limited to, (a) that certain Executive Employment Agreement and Compensation Package dated as of June 18, 2009 between ASHI and Employee, (b) that certain Service Agreement dated as of July 1, 2002 between American Surgical Assistants, Inc. and Certified Surgeon Assistant Services, Inc. (“CSAS” and such agreement being the “CSAS Agreement”) and (c) that certain Service Agreement dated as of July 1, 2002 between American Surgical Assistants, Inc. and Professional Surgical Assistants, Inc. (the “PSA Agreement”, and together with the CSAS Agreement, the “Service Agreements”). In the event that the Service Agreements are not terminated prior to the Effective Date, Employee agrees to cause their termination on the Effective Date. Upon the Effective Date, Employee hereby releases Parent, ASHI, the Company, their Subsidiaries and all of their affiliates and waives any claims or rights the Employee or CSAS or any of their affiliates may have under the Services Agreements and any other prior or existing agreement or understanding with Parent, ASHI, the Company or any of their subsidiaries, affiliates or predecessors, including, but not limited to, any claim for any termination fee, severance, bonus or other benefits.

18. Counterparts. This Agreement may be executed in separate counterparts (including by facsimile signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

19. No Strict Construction. The parties hereto jointly participated in the negotiation and drafting of this Agreement. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their collective mutual intent, this Agreement will be construed as if drafted jointly by the parties hereto, and no rule of strict construction will be applied against any Person.

20. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, successors and assigns. Employee may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company. On the Effective Date ASHI will succeed to all of the Company’s rights and obligations hereunder and all references herein to the Company still refer to ASHI. The Company may assign its rights and obligations hereunder (including, without limitation its rights under Section 10), without the consent of, or notice to, Employee, to any of the Company’s affiliates or to any Person that acquires the Company or any portion of its business or its assets, in which case all references to the Company will refer to such assignee.

21. Choice of Law; Exclusive Venue. THIS AGREEMENT, AND ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS. THE PARTIES AGREE THAT ALL DISPUTES, LEGAL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN A FEDERAL DISTRICT COURT LOCATED IN THE CENTRAL DISTRICT OF THE STATE OF TEXAS (COLLECTIVELY THE “DESIGNATED COURTS”). EACH PARTY HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS. NO LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY OTHER FORUM. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL CLAIMS OF IMMUNITY FROM JURISDICTION AND ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY DESIGNATED COURT, INCLUDING ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT OR PROCEEDING BROUGHT IN THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM OR VENUE.

22. Mutual Waiver of Jury Trial. THE COMPANY AND EMPLOYEE EACH WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE COMPANY AND THE EMPLOYEE EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION WILL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

23. Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company’s chief-executive office is located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.

24. Effective Date. This Agreement will become effective on the Effective Date. If for any reason, the Merger Agreement is terminated prior to the Effective Date, then this Agreement will not be effective and will be of no force or effect.

25. Withholding. The Company will, when and only to the extent required by law, be entitled to deduct or withhold from any amounts owing to the Employee any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to the Employee’s compensation or other payments from the Company or the Employee’s ownership interest in the Company or its parent (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company does not make such deductions or withholdings, the Employee will indemnify and hold harmless the Company for any amounts paid with respect to any such Taxes.

26. Corporate Opportunities. During the Employment Period, Employee will submit to the Board all business, commercial and investment opportunities or offers presented to Employee or of which Employee becomes aware which relate to businesses of the Company or its Subsidiaries and affiliates, if any, as such businesses exist at any time during the Employment Period (collectively, “Corporate Opportunities”). During the Employment Period, unless approved by the Board, Employee will not accept or pursue, directly or indirectly, any Corporate Opportunities on Employee’s own behalf.

27. Assistance in Proceedings. During the Employment Period and thereafter, Employee will cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by Parent or the Company (including, without limitation, Employee being available to Parent and the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Employee’s possession, all at times and on schedules that are reasonably consistent with Employee’s other permitted activities and commitments). In the event the Company requires Employee’s cooperation in accordance with this Section 28 after the Employment Period, the Company will pay Employee a reasonable per diem as determined by the Board and reimburse Employee for reasonable expenses incurred in connection therewith (including lodging and meals, upon submission of receipts).

28. Waiver of Statutory Limitations Periods. Employee agrees that any claim against the Company relating to the employment relationship between the Company and the Employee (including the termination of the employment relationship) must be brought against the Company within 180 days of the event giving rise to the claim, or within the applicable statutory limitations period (whichever period is shorter), or else Employee’s claim is forever barred.

29. Condition to Seeking Subsequent Employment. Employee agrees to disclose Sections 6, 9 and 10 of this Agreement to any Person with whom Employee interviews during Employee’s employment with the Company, or with whom Employee interviews within twelve (12) months following the effective date of the termination of Employee’s employment with the Company.

30. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Employee, and no course of conduct or course of dealing or failure or delay by any Party hereto in enforcing or exercising any of the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

*    *    *    *    *

IN WITNESS WHEREOF, the Parties hereto have executed this Employment Agreement as of the date set forth on the first page hereof.

AH MERGER SUB, INC.

By:	/s/ Adam B. Dolder
Name:	Adam B. Dolder
Its:	Secretary

“EMPLOYEE”

/s/ Jaime A. Olmo-Rivas
Jaime A. Olmo-Rivas

EXHIBIT A

PERMITTED BUSINESS ACTIVITIES

•	Medical Missions

•	National Surgical Assistants Association and affiliated magazine,

•	American Board of Surgical Assistants

•	East Virginia Medical School

•	Virginia Association of Surgical Assistants

•	Membership and/or board positions in any organization related to surgical assistants and/or staffing nationwide.

•	Activities related to The Joint Commission.

•

Passive investment in PSA Services, Inc., ZeJa LLC, ZBT Associates, LLC, all privately owned companies that plan to produce and market patented innovative health care and services products that are unrelated to surgical assisting so long as the activities of such entities do not compete (or assist others in competing) with the Company or any of its Subsidiaries. As of the date hereof, the percentage ownership in each entity listed above is as follows:

PSA Services, Inc.	100%

ZeJa LLC	50%

ZBT Associates, LLC	29%

EXHIBIT B

BENEFITS

BENEFIT

Up to twenty (20) days per year paid vacation leave, to roll over from year-to year up to a maximum of 90 days

Up to twenty (20) days per year paid sick leave , to roll over from year-to-year up to a maximum of 90 days

Reimbursement for monthly medical insurance:

ASHI monthly premium as of April, 2010: Zak W. Elgamal $1,448 (Humana)(rate includes Major medical for Mr. Elgamal’s spouse); Jaime A. Olmo $2,230 (BCBS) (rate includes coverage, including dental, for Mr. Olmo’s spouse and children) [rates subject to change from time-to-time]

Humana $25,000 life insurance: Current premium: each $12.25/mo or $5.65/pay period [rates subject to change from time-to-time]

Guardian Dental (Employee/Spouse): Current premium: each $82.56/mo or $38.10/pay period [rates subject to change from time-to-time]

Guardian Long Term Disability: Current premium: each $480/mo or $221.54/pay period [rates subject to change from time-to-time]

Flexible Spending plan: Current plan: each $2,000/yr or $76.92/pay period [subject to change from time-to-time]

No individual payment for the Health Reimbursement Account. Estimate $6.00/mo fee for each employee (admin. Fee) – ASA pays for all employees [rates subject to change from time-to-time]

EZ-Tag toll road account: estimate each $100.00/mo [amount subject to change from time-to-time]

Automobile allowance: each $2,000/mo;

American Express Platinum Corporate for business related expenses

(airline tickets, hotels, meals, rental car, etc. related to business travel):

Business travel longer than two hours (@) business/first class (where available), if only available airline to destination has no business class, @ business select or equivalent.

Company paid cellular phone services plan with data package (ATT, Verizon, and T-Mobile, required for areas where one signal is not reliable)

Digital pager

Professional organizations’ annual dues/subscriptions (NSAA, ABSA, ACS, ACPE, and ACHCA): estimate $1,000/yr each organization

401(k) Plan: without employer contribution